                                                                    Exhibit 99.1

COMPANY CONTACT:                            MEDIA CONTACTS:
---------------                             --------------
Andrew Wiseman, Ph.D.                       Virginia Amann or Trista Morrison
Sr. Director of Business Development        Atkins + Associates
La Jolla Pharmaceutical Company             for La Jolla Pharmaceutical Company
858-646-6615                                858-527-3490
andrew.wiseman@ljpc.com                     tmorrison@irpr.com
-----------------------                     ------------------


                  LA JOLLA PHARMACEUTICAL ANNOUNCES CLOSURE OF

                     OPEN-LABEL SAFETY STUDY OF RIQUENT(TM)

SAN DIEGO, APRIL 10, 2003 -- La Jolla Pharmaceutical Company (Nasdaq: LJPC) announced today that it is in the process of closing its open-label follow-on safety study of Riquent(TM) to conserve resources in order to continue the development of Riquent. The follow-on trial was designed to collect additional long-term safety data.

"This was a tough decision and one we did not make lightly given the commitment of our patients," said Steve Engle, Chairman and CEO of La Jolla Pharmaceutical Company. "Although we would have preferred to conduct the trial for a longer period of time, making this decision allows us to reduce our spending now. We are encouraged by many of the Phase 3 clinical study results and plan to move forward in our efforts to develop Riquent as a new potential therapy for lupus patients."

"We want our patients and physicians to know that we deeply appreciate their dedication and are saddened to have to take this step," added Mr. Engle.

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases afflicting several million people in the United States and Europe. The Company is developing Riquent(TM), formerly known as LJP 394, for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing LJP 1082 for the treatment of antibody-mediated thrombosis, a condition in which patients suffer from recurrent stroke, deep-vein thrombosis and other thrombotic events. The Company's common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit its Web site: http://www.ljpc.com.

Except for historical statements, this press release contains forward-looking statements involving significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those which express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. Although we expect to meet with the regulatory authorities to discuss the results of our Phase 3 trial of Riquent(TM), there is no guarantee that a meeting with the regulatory authorities can be held in a timely manner, or at all, or that our meetings with them will result in us being able to continue to develop Riquent. Our analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus ("lupus"), and LJP 1082, our drug candidate for the treatment of antibody-mediated thrombosis ("thrombosis"), are ongoing and could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The clinical results from our recently completed Phase 3 clinical trial of Riquent are unlikely to be sufficient to obtain regulatory clearance to market Riquent either in the U.S. or Europe. We likely will be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent before we can seek to obtain marketing approval. There is no guarantee, however, that we will have the necessary resources to complete any additional trial, that we will elect to conduct an additional trial, or that any additional trial will sufficiently demonstrate the safety and efficacy of Riquent. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories, may require regulatory approval, and may be necessary for the approval and the commercialization of Riquent. Our other potential drug candidates are at earlier stages of development and involve comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date may not be indicative of future results. In any event, regulatory authorities may require additional clinical trials, or may not approve our drugs. Our ability to develop and sell our products in the future may be affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; the clear need for additional financing; FDA approval of our manufacturing facilities and processes; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing, and sales experience; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Annual Report on Form 10-K for the year ended December 31, 2002, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

                                       ###